Exhibit 99.1

Conference Call:	Today, November 18th, 2008 at 5:00 p.m. ET
Dial-in numbers:	212/231-2905 (U.S. & International)
Webcast:	www.madcatz.com (Select “Investors”)
Replay Information:	See release text

News Announcement	For Immediate Release

Contact:
Stewart Halpern	Joseph Jaffoni, David Jacoby
Mad Catz Interactive, Inc.	Jaffoni & Collins Incorporated
800/831-1442	212/835-8500 or mcz@jcir.com
MAD CATZ FISCAL 2009 SECOND QUARTER NET SALES RISE 53%
- Reports Record Second Quarter Gross Profit and Gross Profit Margin -
San Diego, California, November 18, 2008 — Mad Catz Interactive, Inc. (“Mad Catz” or “the Company”) (AMEX/TSX: MCZ), a leading third-party interactive entertainment accessory provider, today announced financial results for the fiscal 2009 second quarter ended September 30, 2008.
Mad Catz reported net sales for the fiscal second quarter ended September 30, 2008 of $25.8 million, a 52.8% increase from $16.9 million in the fiscal 2008 second quarter. Gross profit for the quarter rose 55.9% to $7.7 million, from $5.0 million in the fiscal 2008 second quarter. Gross profit margin for the second quarter of fiscal 2009 increased by 60 basis points to 30.0% compared to 29.4% in the prior year period. Net loss for the quarter ended September 30, 2008 was $1.2 million, or a loss of $0.02 per diluted share, compared to net income of $0.9 million, or $0.02 per diluted share, for the second quarter of fiscal 2008. EBITDA, a non-GAAP measure (defined as earnings before interest, taxes, depreciation and amortization), was $0.2 million in the fiscal 2009 second quarter, compared to EBITDA of $2.0 million in the fiscal 2008 second quarter. A reconciliation of EBITDA to the Company’s net income is included in the financial tables accompanying this release.
Selling, general and administrative expenses totaled $7.5 million, or 29.0% of net sales, compared with $3.4 million, or 20.3% of net sales, in the prior year period. Research and development expenses increased to $0.5 million during the second quarter of fiscal 2009 compared with $0.3 million in the second quarter of fiscal 2008. The loss before income taxes for the quarter ended September 30, 2008 was $1.4 million, as compared to a gain before income taxes of $1.5 million in the prior year second quarter.
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Mad Catz Interactive, 11/18/08	page 2
During the second quarter ended September 30, 2008, the Company discovered errors related to elimination of intercompany profit in inventory in prior reported periods. As a result, the Company’s cost of sales balance was understated by $304 thousand for the year ended March 31, 2008 and $56 thousand for the quarter ended June 30, 2008, and the Company’s net income, after tax, was overstated by $165 thousand for the year ended March 31, 2008 and $34 thousand for the quarter ended June 30, 2008. In accordance with Staff Accounting Bulletin (SAB) No. 99, Materiality, and No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, management evaluated the materiality of the errors from qualitative and quantitative perspectives, and concluded that the errors were immaterial to all periods impacted. Accordingly, during the quarter ended September 30, 2008, the Company corrected the error which resulted in $360 thousand of cost of sales recorded related to prior periods.
Fiscal 2009 Second Quarter and Recent Highlights:
▪	Generated second quarter net sales of $25.8 million, representing a 53% year-over-year increase;

▪	Generated record second quarter gross profit of $7.7 million and gross profit margin of 30.0%;

▪	Continued to expand the Company’s presence on current generation consoles as sales for these consoles represented 42% of total net sales in the quarter and surpassed sales for prior generation consoles for the second consecutive quarter;

▪	Increased non-North American net sales in the second quarter to 43% of total net sales as compared to 30% of total net sales in the second quarter of fiscal 2008;

▪	Further diversified and expanded product lines and brand license portfolio:
-	Began shipping the Fender™ Precision Bass guitar for the Xbox 360™ and the initial offering of a full line of peripherals for the critically acclaimed Rock Band™ game;

-	Secured a license with Nintendo to bring the full line of Rock Band peripherals to the popular Wii™ system;

-	Further established our European presence by launching GameShark™ online store in the U.K., a comprehensive Internet shopping boutique offering customers a wide variety of interactive entertainment accessories online;

-	Extended rights to manufacture and market Xbox 360 branded console-carrying backpacks, messenger bags and sling bags for controllers and other game accessories;

-	Received a license from Capcom® to produce branded controllers and accessories based on the classic Street Fighter® IV, Bionic Commando® and Resident Evil® 5 games;

-	Obtained a license from Ubisoft® to produce branded accessories for the Petz® series of video games on the Wii™ and Nintendo DS™;

-	Secured a multi-year license from Ubisoft® to produce branded accessories based on the Rayman Raving Rabbids® series of games;
▪	Further advanced the integration of leading PC peripherals provider Saitek, acquired in November 2007; and,

▪	Reported net position of bank loan less cash at September 30, 2008 of $11.9 million compared to $10.9 million as of June 30, 2008.
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Mad Catz Interactive, 11/18/08	page 3
Commenting on the results, Darren Richardson, President and Chief Executive Officer of Mad Catz, stated, “Mad Catz grew fiscal second quarter net sales by over 50% and posted record second quarter gross profits and gross profit margins. These improvements reflect the benefit of the Saitek and Joytech acquisitions as well as sales growth in Mad Catz’ core accessory offerings. In addition, the Company’s further product line diversification, including significant expansion of our portfolio of high profile brand licenses and increased international market penetration, has positioned Mad Catz with the broadest suite of interactive entertainment product lines in its history while reducing its reliance on the domestic market.
“Sales outside of North America accounted for 44% of total sales in the quarter as compared to 34% in the second quarter of fiscal 2008. This increase reflects the continued strength of Saitek’s PC related products throughout Europe and the improved market penetration of core Mad Catz products. Fiscal second quarter results also reflect approximately $1.1 million in sales from other international markets, including the Asia-Pacific region, a market in which we are looking to expand.
“During the fiscal second quarter we generated further momentum on the current generation of consoles, as sales for these consoles surpassed those of the prior generation for the second quarter in a row and represented over 42% of total sales. Our traction on the Wii™ continues as sales of our Wii™ Fit accessories remain strong. In September we began shipments of our Fender™ Precision Bass guitar for the Xbox 360™, which we recently supplemented with shipments of our Portable Drum Kit, Cymbals Expansion Pack, premium microphone with integrated controller (M.I.C.) and Triple Tree Guitar Stand. Importantly, we recently announced a license agreement with Nintendo to bring this line of premium Rock Band products to the popular Wii™ system.
“Fiscal second quarter operating costs also increased meaningfully from the prior year period based partially on: co-op advertising costs related to the higher level of net sales; increased staff in sales/marketing, G&A and R&D; and a significant rise in amortization of intangible assets related to last year’s acquisitions. During the quarter, we merged two more of the Saitek’s legal entities into the Mad Catz organizational structure, which furthers our efforts to streamline our global accounting and other operating processes. Going forward, seeking additional operating cost efficiencies remains a high priority.”
Mr. Richardson concluded, “While there is still progress to be made to improve our SG&A cost structure, and undoubtedly the overall outlook for consumer spending is concerning, we remain firmly committed to leverage our strong product portfolio and global distribution network to continue to grow revenue, earnings, cash flow and shareholder value.”
The Company will host a conference call and simultaneous webcast on November 18, 2008, at 5:00 p.m. ET. Following its completion, a replay of the call can be accessed for 30 days at the Company’s Web site (www.madcatz.com, select “Investors”) or for 7 days via telephone at 800/633-8284 (reservation #21399869) or, for International callers, at 402/977-9140.
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Mad Catz Interactive, 11/18/08	page 4
About Mad Catz Interactive, Inc.
Mad Catz is a global leader in providing innovative peripherals for the interactive entertainment industry. Mad Catz designs and markets accessories for video game systems and publishes video game software, including the industry-leading GameShark video game enhancements, under its Mad Catz, GameShark and Joytech brands. Mad Catz also designs and markets mice, keyboards, headsets, PC gaming controllers and other PC peripherals through its Saitek brand, and develops, manufactures and markets proprietary portable earphones under its AirDrives brand. Mad Catz distributes its products through most of the leading retailers offering interactive entertainment products and has offices across Canada, Europe and Asia. For additional information please go to www.madcatz.com, as well as www.gameshark.com, www.airdrives.com, www.saitek.com and www.joytech.net.
Safe Harbor for Forward Looking Statements: This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation except as required by law to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to fulfill our filing our stated requirements with the Securities and Exchange Commission and Ontario Securities Commission; the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.
- TABLES FOLLOW -

Mad Catz Interactive, 11/18/08	page 5
MAD CATZ INTERACTIVE, INC.
Consolidated Statements of Operations
(unaudited, in thousands of US$, except share and per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net sales	$25,750	$16,853	$48,976	$31,431
Cost of sales	18,027	11,900	33,156	21,799

Gross profit	7,723	4,953	15,820	9,632
Operating expenses:
Sales and marketing	3,835	1,946	6,965	3,679
General and administrative	3,630	1,477	8,405	4,277
Research and development	475	299	938	613

Amortization of intangible assets	602	—	1,214	—

Total operating expenses	8,542	3,722	17,522	8,569

Operating income (loss)	(819)	1,231	(1,702)	1,063

Interest expense, net	(525)	(110)	(992)	(209)
Foreign exchange gain (loss), net	(101)	307	(173)	336
Other income	82	60	218	151

Income (loss) before income taxes	(1,363)	1,488	(2,649)	1,341
Income tax expense (benefit)	(124)	616	(633)	651

Net income (loss)	$(1,239)	$872	$(2,016)	$690

Basic net income (loss) per share	$(0.02)	$0.02	$(0.04)	$0.01

Diluted net income (loss) per share	$(0.02)	$0.02	$(0.04)	$0.01

Weighted average shares — basic	55,098,549	54,970,288	55,079,423	54,664,487

Weighted average shares — diluted	55,098,549	55,877,078	55,079,423	55,531,186

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Mad Catz Interactive, 11/18/08	page 6
MAD CATZ INTERACTIVE, INC.
Consolidated Balance Sheets
(In thousands of US$)

	September 30,	March 31,
	2008	2008
Assets
Current assets:
Cash	$2,638	$5,230
Accounts receivable, net of allowances of $5,037 and $4,514 at September 30, 2008 and March 31, 2008, respectively	17,015	14,567
Other receivables	1,335	583
Income tax receivable	805	—
Inventories	25,680	20,554
Deferred tax assets	1,591	1,591
Prepaid expense and other current assets	1,355	1,369

Total current assets	50,419	43,894
Deferred tax assets	5,187	978
Other assets	590	324
Property and equipment, net	2,077	2,101
Intangible assets, net	6,812	8,320
Goodwill	32,477	35,704

Total assets	$97,562	$91,321

Liabilities and Shareholders’ Equity
Current liabilities:
Bank loan	$14,545	$11,470
Accounts payable	21,466	16,280
Accrued liabilities	6,770	6,859
Income taxes payable	302	496

Total current liabilities	43,083	35,105
Convertible notes payable and accrued interest	15,466	14,901
Note payable and accrued interest	857	—
Other long-term liabilities	130	—

Total liabilities	59,536	50,006
Shareholders’ equity:
Common stock, no par value, unlimited shares authorized; 55,098,549 and 54,973,549 shares issued and outstanding at September 30, 2008 and March 31, 2008, respectively	47,934	47,717
Accumulated other comprehensive income	1,433	2,923
Accumulated deficit	(11,341)	(9,325)

Total shareholders’ equity	38,026	41,315

Total liabilities and shareholders’ equity	$97,562	$91,321

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Mad Catz Interactive, 11/18/08	page 7
Geographical Sales Data
The Company’s net sales were generated in the following geographic regions:

	Three months ended		Six months ended
	September 30,		September 30,
	2008	2007	2008	2007
Net sales:
United States	$14,343	$11,103	$27,069	$20,818
Europe	9,963	5,062	19,467	9,232
Canada	322	663	562	1,349
Other countries	1,122	25	1,878	32

	$25,750	$16,853	$48,976	$31,431

MAD CATZ INTERACTIVE, INC.
Supplementary Data
(unaudited, in thousands of US$)
Adjusted Net Income Reconciliation
(non GAAP)

	Three Months		Six Months
	Ended		Ended
	September 30,		September 30,
	2008	2007	2008	2007
Pre-tax income (loss)	$(1,363)	$1,488	$(2,649)	$1,341

Amortization of intangible assets	749	173	1,508	346
Stock-based compensation cost	93	24	161	48

Adjusted pre-tax income (loss)*	(519)	1,685	(980)	1,735
Adjusted provision for income taxes (benefit) (at effective rate)*	(47)	698	(234)	842

Adjusted net income (loss) *	$(472)	$987	$(745)	$893

Adjusted diluted earnings per share*	$(0.01)	$0.02	$(0.01)	$0.02

*	Adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures and are not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Mad Catz believes that certain non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook.
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Mad Catz Interactive, 11/18/08	page 8
EBITDA Reconciliation (non GAAP)
EBITDA represents net income plus interest, taxes, depreciation and amortization.

	Three months ended		Six months ended
	September 30,		September 30,
	2008	2007	2008	2007
Net income (loss)	$(1,239)	$872	$(2,016)	$690
Adjustments:
Interest expense	525	110	992	209
Income tax expense (benefit)	(124)	616	(633)	651
Depreciation and amortization	1,063	436	2,165	884

EBITDA	$225	$2,034	$508	$2,434

EBITDA represents net income (loss) plus interest, taxes, depreciation and amortization. EBITDA is not intended to represent cash flows for the period, nor is it being presented as an alternative to operating income or net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States. As defined, EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. We believe, however, that in addition to the operating performance measures found in our financial statements, EBITDA is a useful financial performance measurement for assessing our Company’s operating performance. Our management uses EBITDA as a measurement of operating performance in comparing our performance on a consistent basis over prior periods, as it removes from operating results the impact of our capital structure, including the interest expense resulting from our outstanding debt, and our asset base, including depreciation and amortization of some of our assets.
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